CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our reports dated April 18, 2006 and February 17, 2006 relating to the financial statements and financial highlights which appear in the February 28, 2006 Annual Report to Shareholders of Phoenix Foreign Opportunities Fund, a series of Phoenix Adviser Trust and in the December 31, 2005 Annual Report to Shareholders of Phoenix Overseas Fund, a series of Phoenix-Kayne Funds, respectively, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading "Financial Statements and Experts" in such Prospectus/Information Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 12, 2006